Exhibit 10.31

EXECUTION COPY

SUPPLEMENTAL RELEASE

This Supplemental Release (the “Agreement”) is entered into by and between James E. Ellett (“Employee”) and Polycom, Inc. (“Company”) (jointly referred to as the “Parties”):

1. Retention Agreement. The Company and Employee agree that the terms of this Agreement supersede and replace the Retention Agreement that Employee signed on October 11, 2007 in its entirety.

2. Termination Date. The Company and Employee agree that Employee will terminate employment on January 9, 2008 (the “Termination Date”).

3. Consideration. As consideration for this Agreement and the non-compete and non-solicit provisions in the Agreement, the Company hereby agrees to pay Employee the following amounts:

(a) Initial Payment. The Company agrees to pay Employee a lump sum amount of Ninety-Two Thousand Nine Hundred and Twenty-Five Dollars ($92,925), less applicable withholdings and less amounts already paid to Employee as salary from January 1, 2008, through the Termination Date (the “Initial Supplemental Payment”). The Initial Supplemental Payment will be made to Employee on or before the tenth (10th ) business day following the Effective Date of this Agreement.

(b) Severance. The Company agrees to pay Employee a lump sum amount of Five Hundred Sixty-Nine Thousand Seven Hundred and Fifty Dollars ($569,750), less applicable withholdings (the “Severance Payment”). The Severance Payment will be made to Employee on or before the tenth (10th) business day following the Effective Date of this Agreement.

(c) COBRA. The Company agrees to reimburse Employee a lump sum amount equal to the COBRA premiums covering the period beginning February 1, 2008 and continuing through the end of September 30, 2008, provided Employee elects to continue health insurance under COBRA (the “COBRA Payment”). The COBRA Payment will be made to Employee on or before the tenth (10th) business day following the Effective Date of this Agreement. The Company represents and warrants to Employee that all amounts required to maintain in place his current health insurance through January 31, 2008 have already been paid by the Company.

(d) Quarterly Bonus. The Company agrees to pay Employee a lump sum amount equal to 50% of the estimated annualized quarterly incentive payment (i.e., 1/8th of the total annual incentive payment) under the provisions and performance goals as pursuant to the then-applicable Bonus Plan in the amount of Twenty-Seven Thousand Eight Hundred Seventy-Eight Dollars ($27,878), less applicable withholdings (the “Quarterly Bonus Payment”). The Quarterly Bonus Payment will be made to Employee on or before the tenth (10th) business day following the Effective Date of this Agreement.

(e) 2007 Annual Bonus. The Company agrees to pay Employee a lump sum amount equal to the applicable remaining portion of the annual bonus payment pursuant to the then-applicable Bonus Plan, in the amount of One Hundred Forty-One Thousand Six Hundred Thirty-Nine Dollars ($141,639), less applicable withholdings (the “Annual Bonus Payment”). The Annual Bonus Payment will be made to Employee on or before the tenth (10th) business day following the Effective Date of this Agreement.

(f) Company Devices. Upon and following the Termination Date, Employee shall be permitted to retain Employee’s Company-issued computer laptop, mobile phone, assigned telephone number and PDA (respectively the “Company Devices”) for the continued use of Employee (provided, that any Company files on the laptop and PDA are deleted).

4. Sole Right to Severance Benefits; No Requirement to Mitigate. The Parties understand and acknowledge that this Agreement is intended to represent Employee’s sole entitlement to severance payments and benefits in connection with the termination of his employment. To the extent Employee is entitled to receive severance payments or benefits under any other Company program, severance payments and benefits due Employee under this Agreement will be so reduced so there will be no duplication of severance or benefits. Employee shall not be required otherwise to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Employee may receive from any other source.

5. Confidential Information. Employee shall continue to comply with the terms and conditions of the Proprietary Information and Invention Agreement (the “Proprietary Information Agreement”) (except as otherwise permitted herein). Employee shall also return to the Company all of the Company’s property, including all confidential and proprietary information, and all documents and information that Employee obtained in connection with his employment with the Company, on or before the Effective Date of the Agreement.

6. Payment of Salary. Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, paid time off, housing allowances, relocation costs, interest, severance, stock, stock options, outplacement costs, fees, commissions and any and all other benefits and compensation required to be paid to Employee on or prior to the date hereof.

7. Release of Claims by Employee. Employee agrees that the consideration set forth in the Agreement represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former: officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations and assigns (each in their capacities as such) (collectively, the “Company Parties”). It shall be a condition to the continued effectiveness of this release that the Company has fulfilled its obligations under the Agreement through the Effective Date and pays the full amount of the consideration set forth in Section 3 to Employee on the date required in the Agreement. Subject to the foregoing and the other provisions below, Employee, on his own behalf, and on behalf of his respective heirs, family members, executors, agents, and assigns (each in their capacities as such) (collectively, the “Employee Parties”), hereby fully and forever releases the Company Parties from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess arising from any omissions, acts or facts that have occurred up until and including the Termination Date including, without limitation:

(a) any and all claims relating to or arising from Employee’s employment with the Company, or the termination of that employment;

(b) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of, shares of Company stock, including, but not limited to, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims under the law of any jurisdiction, including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the Family and Medical Leave Act; the Fair Credit Reporting Act; the California Family Rights Act; the California Fair Employment and Housing Act; and the California Labor Code;

(e) any and all claims for violation of the federal, or any state, constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

(h) any and all claims for attorney fees and costs.

Subject to the foregoing and the other provisions below, the Company and Employee agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations (i) incurred under the Agreement; (ii) Employee’s vested benefits under any Company-related 401(k) or other retirement plans or programs (each of which is to be administered under the terms of any respective agreements and/or plans relating thereto); (iii) any rights that Employee may have following termination of his employment under the Company’s general liability or director/officer insurance coverage (subject to the terms of such coverage); (iv) Executive’s benefits under any of the Company’s life insurance, disability insurance and health insurance policies or plans to the extent they provide coverage for events occurring prior to termination of his employment and to the extent they provide continuing coverage after termination of his employment; (v) any of the Company’s obligations under the Indemnification Agreement, the Change of Control Agreement, the Stock Agreements or the Performance Agreements; or (vi) any rights of Employee to indemnification under applicable law, the Company’s charter documents or any other agreement is existence between the Company and Employee.

8. Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Termination Date. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled, Employee further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (d) this Agreement will not be effective until the revocation period has expired. Any revocation should be in writing and delivered to the Chief Financial Officer at Polycom by close of business on the seventh day from the date that Employee signs this Agreement.

9. Civil Code Section 1542. Employee represents that he is not aware of any claims against the Company other than the claims that are released by this Agreement (except for claims not released in the last paragraph of Section 7). Employee acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, or any similar provision of Texas law, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees expressly to waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

10. Release by Company. Except for claims arising out of fraud, bribery, insider trading, forgery, embezzlement, identity theft, computer crimes or Racketeer Influenced and Corrupt Organizations Act (none of which claims is known or suspected by the Company as of the date hereof), the Company on its own behalf, and on behalf of the Company Parties, (a) agrees to and does hereby generally release and forever discharge Employee and the other Employee Parties from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that the Company may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement and (b) agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that the Company may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement.

The Company and Employee agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under the Agreement.

11. Mutual Non-Disparagement. Employee agrees to refrain from any defamation, libel or slander of the Company, or tortuous interference with the contracts and relationships of the Company. The Company shall, and shall cause the Company’s current officers and directors (during their period of employment with the Company) to agree to refrain from any defamation, libel or slander of Employee and any tortuous interference with the contracts, relationships and prospective economic advantage of Employee.

12. Non-Compete and Non-Solicitation.

(a) Employee acknowledges that during the course of the Employee’s involvement with the Company, Employee has received and been privy to Company confidential information mid trade secrets and will continue to receive Company confidential information and trade secrets during the course of Employee’s employment with the Company, and that Company has a legitimate interest in ensuring that such confidential information and trade secrets remain confidential mid are not disclosed to third parties. Thus, to avoid the actual or threatened misappropriation of such trade secrets and confidential information, Employee agrees that the receipt of the Severance Payment pursuant to Section 3(b) will be subject to Employee agreeing that beginning on the Effective Date and ending on the first anniversary of the Termination Date (the “Non-Competition Period”), Employee shall not, directly or indirectly, without the prior written consent of Company: (i) engage in, anywhere in the Restricted Territory (as defined below), whether as an employee, agent, consultant, advisor, independent contractor, proprietor, principal, partner, stockholder, officer, director or otherwise, or have any ownership interest in (except for ownership of one percent (1%) or less of any publicly-held entity), or participate in or facilitate the financing, operation, management or control of, any Competing Person (as defined below) that directly or indirectly engages in a Competing Business Purpose (as defined below); or (ii) contact or solicit Company’s customers in connection with a Competing Business Purpose. “Competing Business Purpose” means any business relating to two way or multi way video communications, including but not limited to (1) videoconferencing, (2) telepresence conferencing, (3) immersive room conferencing, (4) videoconferencing desktop systems or videoconferencing software, (5) wired or wireless videoconferencing (w) telephony systems or applications, (x) classroom systems, (y) auditorium systems or (z) medical systems, and (6) any other wired or wireless videoconferencing devices, videoconferencing consumer set-top boxes or videoconferencing software client included therein, or any similar means of videoconferencing communications. Competing Business Purpose shall also include without limitation (i) the ownership, design, development, engineering or licensing of any intellectual property specifically targeted to the foregoing, or (ii) the design, development or marketing of any product or Service or engineering or manufacturing of any product, in each case specifically targeted to the foregoing, and where “Service(s)” is defined to include without limitation maintenance, professional, hosting or installation service(s). “Competing Person” means (i) any Person for which the Competing Business Purpose constitutes the primary focus of such Person’s business or (ii) with respect to Persons that are not so primarily engaged in the Competing Business Purpose, any division or segment of the Person that is primarily engaged in the Competing Business Purpose. “Restricted Territory” means worldwide.

(b) Beginning on the Effective Date and ending eighteen months from the Termination Date (the “No Hire Period”), Employee shall not, directly or indirectly, without the prior written consent of Company, (i) solicit for hire (other than through general industry solicitations of employment) any employee, officer, or director of the Company or any subsidiary of Company, or any person known to Employee to be an agent, consultant, advisor or independent contractor of the Company or any subsidiary of Company, to the extent that any such employee, officer, director or other such person provided services to the Company or any subsidiary of the Company within the one year period prior to the Termination Date (each a “Covered Person” and collectively, the “Covered Persons”) or (ii) take any action which is overtly intended to induce or encourage any Covered Person to terminate such employee’s employment with the Company or such subsidiary of Company; provided, however, that the foregoing is not intended to prohibit the Employee from engaging independent accounting or independent law firms (subject to issues relating to conflicts of interest, which are not being waived herein) from providing services to such entities.

(c) The covenants contained in this Section 12(a) and 12(b) hereof shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenants contained in this Section 12(a) and Section 12(b) hereof. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. To the extent that the provisions of this Section 12 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

(d) Employee acknowledges that (i) Employee is familiar with the foregoing covenants not to compete and not to hire; (ii) the covenants set forth in Section 12(a) and Section 12(b) represent only a limited restraint and allows Employee to pursue Employee’s livelihood and occupation without unreasonable or unfair restrictions; and (iii) Employee is an officer and/or key member of the management of the Company. Employee represents that Employee is fully aware of Employee’s obligations hereunder, and acknowledges that the limitations of length of time, geography and scope of activity agreed to in this Agreement are reasonable because, among other things: (A) the Company is engaged in a highly competitive industry, (B) Employee has unique access to, and, as applicable, will continue to have access to, the trade secrets and know-how of the Company, including, without limitation, the plans and strategy (and, in particular, the competitive strategy) of the Company, (C) in the event Employee’s employment with the Company ended, Employee would be able to obtain suitable and satisfactory employment without violation of this

Agreement, and (D) this Agreement provides no more protection than is necessary to protect the Company’s interests in its goodwill, trade secrets and confidential information.

(e) Employee acknowledges that Employee is subject to Company’s confidential information and trade secret protection policies provided to him in the Company’s Employee Handbook, Code of Business Ethics and Conduct and all other Company policies, electronic or otherwise, and agrees to comply with such policies.

(f) Employee agrees that during the Non-Competition Period, prior to becoming an employee or partner of or consultant to any Person, Employee will (i) provide the Company with written notice of such employment, partnership or consultancy and (ii) provide such Person with an executed copy of this Agreement.

Employee agrees that each of the Non-Competition Period and the No-Hire Period shall be tolled during any period of violation of the covenants contained in Section 12(a) or Section 12(b).

13. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payment of any sums to Employee under the terms of this Agreement. Employee agrees and understands that he is responsible for payment of any local, state and/or federal taxes on the sums paid hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of Employee’s failure to pay federal or state taxes or damages sustained by the Company by reason of any such claims, including reasonable attorney fees. Notwithstanding the foregoing, the Company agrees to properly withhold from and pay over to the appropriate tax authorities all amounts required by applicable law to be so withheld and paid over, in accordance with the Company’s standard payroll procedures.

14. No Admission of Liability. No action taken by the Parties, previously or in connection with this Agreement, shall be construed to be: (a) an admission of the truth or falsity of any claims made, or (b) an admission by either party of any fault or liability whatsoever to the other party or to any third party.

15. Arbitration. The Parties agree that any and all disputes arising out of, or relating to, the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration (which shall be held in Santa Clara County, California, if the arbitration is initiated by Employee and in Travis County, Texas, if the arbitration is initiated by the Company) before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorney fees and costs. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a jury. This section will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Employee’s obligations under this Agreement and the agreements incorporated herein by reference.

16. Entire Agreement. This Agreement, the Proprietary Information Agreement, and the Indemnification Agreement (collectively, excluding this Agreement, termed the “Constituent Agreements”) represent the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s relationship with the Company, and supersede and replace any and all prior agreements and understandings between the Parties concerning the subject matter of this Agreement and Employee’s relationship with the Company; provided, that the provisions of this Agreement relating to non-compete and non-solicitation provisions, to the extent applicable after the Termination Date, supersede in all respects any non-compete and non-solicitation provisions, to the extent applicable after the Termination Date, contained in any of the Constituent Agreements or any other Company policies or agreements applicable to Employee.

17. Governing Law. This Agreement shall be governed by the laws of the State of Texas, without regard for choice of law provisions.

18. Effective Date. This Agreement is effective after it has been signed by both parties and after seven (7) days have passed following the date Employee signed this Agreement (the “Effective Date”).

19. Voluntary Execution of Agreement. This Agreement is executed voluntarily and with the full intent of releasing all claims, and without any duress or undue influence by any of the Parties. The Parties acknowledge that: (a) They have read this Agreement; (b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel; (c) They understand the terms and consequences of this Agreement and of the releases it contains; and (d) They are fully aware of the legal and binding effect of this Agreement.

In addition, the Company represents and warrants that the undersigned is duly authorized to enter into this Release on behalf of the Company.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates set forth below.

Dated: 1/9/08	By:	/s/ Sayed M. Darwish
Sayed M. Darwish
SVP and General Counsel Polycom, Inc.

Dated: 1/9/08	By:	/s/ James E. Ellett
James E. Ellett, an individual